Bank of Marin Expands Northern California Presence with Merger of Bank of Marin and American River Bank Investor Presentation | April 19, 2021

2 Forward-Looking Statements This presentation may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, the businesses of Bank of Marin Bancorp and/or American River Bankshares may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; expected revenue synergies and cost savings from the acquisition may not be fully realized or realized within the expected time frame; revenues following the merger may be lower than expected; customer and employee relationships and business operations may be disrupted by the acquisition; the ability to obtain required regulatory and shareholder approvals, and the ability to complete the acquisition on the expected timeframe may be more difficult, time-consuming or costly than expected; natural disasters (such as wildfires and earthquakes), our borrowers’ actual payment performance as loan deferrals related to the COVID-19 pandemic expire, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to COVID-19, including the potential adverse impact of loan modifications and payment deferrals implemented consistent with recent regulatory guidance, general economic conditions, economic uncertainty in the United States and abroad, changes in interest rates, deposit flows, real estate values, costs or effects of acquisitions, competition, changes in accounting principles, policies or guidelines, legislation or regulation (including the Coronavirus Aid, Relief and Economic Security Act of 2020, as amended, and the Economic Aid to Hard-Hit Small Businesses, Nonprofits and Venues Act of 2020), interruptions of utility service in our markets for sustained periods, and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cybersecurity threats) affecting Bancorp's operations, pricing, products and services. These and other important factors are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this presentation or to reflect the occurrence of unanticipated events.

Strategic Rationale 3 Strategic Rationale Financially Attractive • 14.2% accretive to 2022 earnings per share (fully phased-in cost savings) • 3.9% tangible book value dilution with a 3.5 year earnback • >15% internal rate of return • Robust pro forma capital ratios • Expands combined company footprint across the Greater Bay Area, Sacramento and Amador regions • Creates a $4.0 billion bank that is well positioned to become the preeminent business bank serving Northern California • Increases efficiency and spreads costs across a diversified geographic footprint • Increased capital enhances lending capabilities for American River Bank customers • Builds immediate scale in highly attractive Northern California markets • Combined company would be one of the largest community banks by market capitalization headquartered in Northern California(1)(2) • American River Bank is a high quality, relationship-based business bank • Community-focused bank headquartered in the Greater Sacramento region • Total assets of $916 million, total loans of $475 million and total deposits of $789 million • Disciplined credit and risk management cultures • Aligned loan and deposit strategies allows for a seamless integration of business models • Enhances already strong core deposit base • Similar cultures committed to providing exceptional client service and dedication to local communities (1) Includes banks with less than $10 billion in assets headquartered north of Ventura, Los Angeles, and San Bernardino counties. (2) Market data as of 4/16/2021.

American River Bankshares (NASDAQ: AMRB) Overview

Branch Locations



AMRB (10)
AMRB HQ
Kelseyville
Clearlake
Cloverdale
Geyserville
Windsor
Rohnert Park
Angwin
Napa
Vacaville
Fairfield
Vallejo
Woodland
Davis
Dixon
North Highlands
Lincoln
Folsom
Elk Grove
Lodi
Meadow Vista
Auburn
Placerville
Pollock Pines
San Andreas
Murphys
Angels Camp
Twain

Company Highlights

- **Headquarters:** Rancho Cordova, CA
- **Strong NorCal presence:** 10 full-service branches providing business banking services in Sacramento, Amador, Sonoma, and Placer counties
- **Organic Growth in Current Markets:** Low cost of core deposits, robust sales culture, and an extraordinary client experience
- **Lending Expertise:** Commercial real estate, small business ($1-$50mm), wholesalers/manufacturers, professionals, and property managers
- **Relationship Banking:** Customized financial services for businesses, business owners, their families and employees

Deposit Market Share by County

County	County Population (actual)	County Median HHI ($actual)	Active Branches (#)	Deposit Rank (#)	Deposits ($mm)	Market Share (%)
Sacramento	1,564,478	$74,806	4	12	$437.3	1.05%
Amador	39,554	$66,656	3	3	$133.7	16.45
Sonoma	492,770	$90,481	2	14	$103.5	0.63
Placer	402,773	$95,803	1	21	$67.2	0.55

Financial Highlights as of 3/31/2021

Balance Sheet ($mm)		
Total Assets	$	916.1
Total Loans		475.4
Total Deposits		788.6
Tangible Common Equity		76.6
Profitability / Rates for the Quarter Ended 3/31/2021 (%)		
Net Income ($000s)	$	2,647
Return on Average Assets		1.21
Return on Average Tangible Common Equity		14.00
Net Interest Margin		3.58
Efficiency Ratio (FTE)		52.3
Yield on Total Loans		4.92
Cost of Total Deposits		0.09
Balance Sheet Ratios / Capital (%)		
Total Loans / Deposits		60.3
TCE / TA		8.51
Leverage Ratio		8.46
Tier 1 Risk-based Capital Ratio		15.47
Total Risk-based Capital Ratio		16.72
Asset Quality (%)		
Nonperforming Loans / Total Loans		0.00
Net (Recoveries) Chargeoffs / Average Loans		(0.06)
Allowance for Loans Losses / Total Loans (Excluding PPP Loans)		1.60
Market information as of 4/16/21		
Stock Price ($)	$	16.35
Market Cap ($mm)(1)	$	97.5
Price / Tangible Book Value per Share (x)(1)		1.27x
Price / 2022 EPS (x)(2)		12.5x
Dividend Yield (%)		1.71

Source: Company documents, S&P Global, FactSet, and FDIC Summary of Deposits.
Note: Deposit market share data as of 6/30/2020. Excludes non-retail deposits.
(1) Based on common shares outstanding of 5,962,466 as of 3/31/2021.
(2) Consensus estimates per FactSet.

4

Greater Sacramento Region Market Highlights 5 • American River Bank expands BMRC’s presence into a growing Greater Sacramento Region • The Greater Sacramento region has a population of ~2.6 million • The population of Sacramento-Roseville-Folsom MSA is expected to grow 3.6% from 2021 to 2026, compared to 2.6% for the state of California and 2.9% nationwide • Additionally, household income is expected to grow 13.0% from 2021 to 2026, compared to only 9.0% nationwide • In the last year, the region has been ranked the top migration destination for people looking to relocate, driven in part by newly remote workers seeking a more affordable lifestyle while still accessible to everything Northern California has to offer • Ample amount of available low-rise, campus-style office space for companies to open satellite offices to follow employees migrating into the region • Increasingly attractive market for companies seeking educated, young professionals from a number of universities including UC Davis, Sacramento State University, and University of the Pacific • Sacramento’s Downtown and Midtown areas have been experiencing a renaissance and reinvigoration • $6 billion invested in new development since the opening of the Golden 1 Center in 2016 • New residential and hospitality projects are poised to transform Sacramento’s urban core into a true live/work/play destination Source: S&P Global, California Credit Union League, Bureau of Labor Statistics, Colliers International, and Greater Sacramento Economic Council.

Pro Forma Profile 6 Enhanced Northern California Branch Footprint Top 5 Markets of Operation Financial Highlights as of 3/31/2021 • BMRC (21) • BMRC HQ • AMRB (10) • AMRB HQ Sorted by pro forma deposits 1 2 3 4 5 Marin Sacramento Sonoma Alameda Napa Deposits ($mm) Market Rank $1,816 $437 $396 $287 $223 3 12 12 19 8 County Source: S&P Global and FDIC Summary of Deposits. Deposit market data as of 6/30/2020. Market data as of 4/16/2021. (1) Includes full service branches only. (2) Excludes purchase accounting adjustments. (3) Based on the sum of Q1 2021 reported earnings and Q2 2021 through Q4 2021 quarterly consensus estimates per FactSet. 3/31/21 3/31/21 ($ in millions) BMRC AMRB Pro Forma (2) Total Assets $3,058.1 $916.1 $3,974.2 Total Loans (excl. PPP) $1,756.8 $419.3 $2,176.1 Total Deposits $2,656.2 $788.6 $3,444.8 Tangible Common Equity $316.5 $76.6 $393.1 2020 Net Income $30.2 $7.1 $37.3 2021E Net Income (3) $29.6 $8.4 $38.0 Market Cap Pre-Deal Market Capitalization $520.5 $97.5 $618.0 Balance Sheet Income Statement # of Branches(1) 10 4 7 3 2 Note: Deposits for Amador, Placer and San Francisco counties not listed.

Transaction Assumptions 7 Earnings • ~$3.4 million, or 0.50% of AMRB’s non-time deposits • Amortized sum-of-the-year digits over 10 years Cost Savings Transaction Expenses Fair Market Value Adjustments Core Deposit Intangibles • Consensus earnings estimates for both companies • ~$6.1 million, or 35.0% of AMRB’s standalone noninterest expense base • 25% phase-in during 2021, 90% phase-in during 2022, and 100% thereafter • $9.5 million after-tax or 7.1% of aggregate deal value • Total gross credit mark of $6.6 million, or 1.56% of AMRB’s loan portfolio (excl. PPP) – $0.3 million, or 4.7% of total gross credit mark associated with purchase credit deteriorated (“PCD”) loans, recorded into ACL (5.00% of estimated PCD loans) – $6.3 million, or 95.3% of gross loan credit mark associated with non-PCD loans, recorded as a discount to loan value; amortized into earnings over 4 years (1.52% of non-PCD loans) • Provision expense of $6.3 million to be taken immediately after close, included in pro forma tangible book value • Positive loan interest rate mark of $5.2 million or 1.25% of AMRB’s loan portfolio (excl. PPP); amortized from earnings straight-line over 4 years • AOCI netted for fair market value reduction of $1.5 million pretax; amortized into earnings straight line over 4 years • Fixed asset write-up $1.3 million on AMRB’s Healdsburg branch; 50% depreciated straight-line over 25 years

Transaction Overview 8(1) Based on BMRC’s stock price of $39.06 as of 4/16/2021. (2) Includes consideration paid for AMRB shares and the value of AMRB options paid out in cash by BMRC. (3) For the period ended 3/31/2021. (4) Core deposits equal to total deposits less time deposits greater than $100,000. Transaction Overview Fixed Exchange Ratio Consideration Mix Pro Forma Ownership Board of Directors Due Diligence Required Approvals Transaction Valuation • 0.575 BMRC shares issued for each AMRB common share outstanding • 100% Stock • 79.5% BMRC | 20.5% AMRB • 2 AMRB Board members to join BMRC Board of Directors • Completed, including extensive loan and compliance review • BMRC and AMRB shareholder approvals, and other customary regulatory approvals Per Share Purchase Price(1) Price / Tangible Book Value Price / LTM Earnings(3) Price / 2022 Earnings Transaction Value(1)(2) $22.46 1.75x 15.9x 17.1x $134.5 million 2022 EPS Accretion TBV Dilution | Earnback Internal Rate of Return TCE / TA Ratio Total Capital Ratio Transaction Metrics 12.9% 3.9% | 3.5 yrs >15% 10.8% 17.3% Expected Closing • Q3 2021 2022 EPS Accretion (fully phased in cost savings) 14.2% Core Deposit Premium(4) 7.9%

Appendix

Pro Forma Loan and Deposit Composition 10 + = + = Loans / Deposits (excl. PPP): 71.6% Loans / Deposits (excl. PPP): 56.8% Loans / Deposits (excl. PPP): 68.2% Total Deposits: $2,509,670 Total Deposits: $744,425 Total Deposits: $3,254,095 Cost of Deposits: 0.07% Cost of Deposits: 0.11% Cost of Deposits: 0.08% Gross Loans (excl. PPP): $1,796,972 Gross Loans (excl. PPP): $422,901 Gross Loans (excl. PPP): $2,219,873 Yield on Loans: 3.96% Yield on Loans: 4.76% Yield on Loans: 4.11% C&D 4% C&I 17% Res. RE 8% OO CRE 14% NOO CRE 40% Multifamily 6% Farm + Agri. 1% Consumer & Other 10% C&D 4% C&I 17% Res. RE 7% OO CRE 18% NOO CRE 35% Multifamily 10% Farm + Agri. 1% Consumer & Other 8% C&D 4% C&I 17% Res. RE 7% OO CRE 15% NOO CRE 39% Multifamily 7% Farm + Agri. 1% Consumer & Other 10% DDA 54% NOW & Other 0.6% MMDA & Sav. 41% Retail Time 3% Jumbo Time 1% DDA 44% NOW & Other 1% MMDA & Sav. 45% Retail Time 4% Jumbo Time 6% DDA 52% NOW & Other 1% MMDA & Sav. 42% Retail Time 3% Jumbo Time 2% Bank of Marin Bancorp American River Bankshares Pro Forma Source: S&P Global. Financial data as of 12/31/2020. Note: Pro forma excludes purchase accounting adjustments.

Contact Us 11 Russell A. Colombo President & Chief Executive Officer (415) 763-4521 russcolombo@bankofmarin.com Tani Girton EVP, Chief Financial Officer (415) 884-7781 tanigirton@bankofmarin.com Tim Myers EVP, Chief Operating Officer (415) 763-4970 timmyers@bankofmarin.com Media Requests: Beth Drummey VP, Marketing & Corporate Communications (415) 328-3063 bethdrummey@bankofmarin.com